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                                                                    Exhibit (k)

           [Genworth Life Insurance Company of New York Letterhead]

April 19, 2006

Genworth Life Insurance Company of New York
666 Third Avenue, 9th Floor
New York, New York 10017

Re: Genworth Life Insurance Company of New York
    Genworth Life of New York VL Separate Account 1
    Post-Effective Amendment No. 13 Under the Securities Act of 1933 Amendment No. 13 Under the Investment Company Act of 1940
    SEC File Nos. 333-88312; 811-09861

Ladies and Gentlemen:

I have served as Counsel to Genworth Life Insurance Company of New York (formerly, GE Capital Life Assurance Company of New York) and its Genworth Life of New York VL Separate Account 1 (formerly, GE Capital Life Separate Account
III) in connection with the registration of an indefinite number of securities in the form of Flexible Premium Single Life and Joint and Last Survivor Variable Life Insurance Policies (the "Policies") with the Securities and Exchange Commission under the Securities Act of 1933, as amended. I have examined Post-Effective Amendment No. 13 to the Registration Statement on Form N-6, including all related documents and exhibits, and have reviewed such questions of law as I considered necessary and appropriate. On the basis of such examination and review, it is my opinion that:

    1. Genworth Life Insurance Company of New York is a corporation duly organized and validly existing under the laws of the State of New York and is duly authorized to sell and issue the Policies;

    2. Genworth Life of New York VL Separate Account 1 has been properly created and is a validly existing separate account pursuant to the laws of the State of New York;

    3. The issuance and sale of the Policies, when issued and sold in the manner stated in the Registration Statement, will be legal and binding obligations of Genworth Life Insurance Company of New York in accordance with the terms of the Contract;

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Genworth Life Insurance Company of New York
April 19, 2006
Page 2

    4. To the extent so provided under the Policies, that portion of the assets of Genworth Life of New York VL Separate Account 1 equal to the reserves and other contract liabilities with respect to Genworth Life of New York VL Separate Account 1, will not be chargeable with liabilities arising out of any other business that Genworth Life Insurance Company of New York may conduct.

I express no opinion herein other than as to the laws of the State of New York. This opinion is rendered as of the date hereof and I assume no obligation to update or supplement this letter to reflect any circumstances which may hereafter come to my attention with respect to the opinion and statements set forth above, including any changes in law or fact (or the effect thereof on the opinions expressed herein) that hereafter may come to my attention.

I hereby consent to the filing of this opinion as an exhibit to Post-Effective Amendment No. 13 to the Registration Statement filed on Form N-6 for the Policies and Genworth Life of New York VL Separate Account 1.

Sincerely,

/s/ Heather Harker
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Heather Harker
Vice President and Associate General Counsel